Filed Under Rule 424(b)(3)

File Nos. 333-120388

333-132341

333-136374

333-140013

PROSPECTUS SUPPLEMENT NO. 1 TO

REGISTRATION STATEMENTS DECLARED EFFECTIVE

ON OCTOBER 8, 2007

Cubic Energy, Inc.

This Prospectus Supplement updates and should be read in conjunction with each Prospectus included in the above-referenced Registration Statements (each, a “Prospectus”), which is to be delivered with this Prospectus Supplement.  The shares of our common stock that are the subject of the Prospectus have been registered to permit their resale to the public by the selling shareholders named in each Prospectus. We are not selling any shares of common stock pursuant to such offerings, and therefore will not receive any proceeds therefrom, other than the exercise price, if any, to be received upon exercise of the warrants referred to in each Prospectus.

This Prospectus Supplement includes the following documents, as filed by us with the Securities and Exchange Commission:

•                  The attached Current Report on Form 8-K of Cubic Energy, Inc., filed on May 12, 2008; and

•                  The attached Quarterly Report on Form 10-QSB of Cubic Energy, Inc., filed on May 13, 2008.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “QBIK.OB.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is May 16, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 6, 2008

CUBIC ENERGY, INC.

(Exact name of registrant as specified in its charter)

Texas	0-9355	87-0352095
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9870 Plano Road Dallas, Texas	75238
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (972) 686-0369

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On May 6, 2008, Cubic Energy, Inc. (the “Company”) issued a Subordinated Promissory Note in the amount of $2,000,000 (the “Subordinated Note”) to Diversified Dynamics Corporation (the “Lender”), an entity controlled by William Bruggeman, who beneficially owns more than 5% of the Common Stock of the Company. As consideration for the loan made by Lender pursuant to the Subordinated Note, the Company agreed to convey to Lender, upon the repayment in full of the indebtedness evidenced by the Subordinated Note and the repayment in full of the senior indebtedness evidenced by the Credit Facility with Wells Fargo, as described below, an undivided 0.375% (0.375 of one percent) net profits interest in the future production of hydrocarbons from or attributable to the Company’s net interest in its Louisiana properties. The proceeds of the Subordinated Note will be used for general corporate and working capital purposes.

On May 8, 2008, the Company and Wells Fargo Energy Capital, Inc. (“Wells Fargo”) entered into the First Amendment to Credit Agreement (the “First Amendment”), which amended the Credit Agreement dated March 5, 2007 between the Company and Wells Fargo (the “Credit Facility”).  The Credit Facility includes a Term Loan and a Revolving Note.  Material provisions of the First Amendment include the following:  (i) the Company may not prepay all or any part of the principal balance outstanding on the Term Loan prior to its maturity on March 1, 2010; and (ii) until the next scheduled redetermination of the borrowing base (scheduled to be September 1, 2008), the amount of the borrowing base under the Revolving Note shall be $20,000,000. The borrowing base under the Revolving Note was increased to $20,000,000 in order to fund: the completion costs and casing of the four recently drilled wells located in the Company’s Johnson Branch acreage (including two vertical wells drilled into the Bossier/Haynesville shales, at least one of which will be completed in the Haynesville shale formation); and the drilling of two additional wells located in the Company’s Bethany Longstreet acreage.

On May 12, 2008, the Company issued a press release announcing the foregoing transactions.  A copy of the press release is attached as Exhibit 99.1 to this report.

Item 9.01   Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1     Press Release, dated May 12, 2008

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2008	CUBIC ENERGY, INC.

	By:	/s/Jon S. Ross
Jon Stuart Ross, Secretary

3

Exhibit 99.1

PRESS RELEASE

Date: May 12, 2008	Information: Donna Luedtke
Website: www.cubicenergyinc.com	Investor Relations
Phone: (972) 686-0369	Email: donna@cubicenergyinc.com

Cubic Energy, Inc. Schedules Haynesville Shale Drilling & Completions

DALLAS, TX — Cubic Energy, Inc. (OTCBB:QBIK) (“Cubic” or the “Company”) announces today it plans to drill two new wells to the Haynesville Shale in the Company’s northwest Louisiana acreage.  The anticipated total depth of each well is 12,000 feet.  The Estes 7 No. 1 is expected to spud within thirty (30) days, followed by the Red Oak Timber 5 No. 1.  These wells will be Cubic’s first drilled through the Haynesville Shale in the Company’s southern acreage in Bethany Longstreet in Caddo and DeSoto Parishes, Louisiana.  Cubic has a 35% working interest in these wells.

Cubic is also planning completion of four wells located in its Johnson Branch acreage.  The Hudson 10 No. 1 will be completed in the Haynesville Shale formation in approximately thirty (30) days.  After completion of the Hudson 10 No. 1, the Company will commence completion of the Daniels 3 No. 1, followed by completion of the Wilbanks 36 No. 1 and Bonomo 35 No. 1 wells in the Cotton Valley/Hosston Formations.  Cubic has a 49% working interest in its wells located in Johnson Branch.

To finance this drilling and completion activity, the Company, on May 8, 2008, obtained an expansion in its borrowing base with Wells Fargo Energy Capital (“WFEC”) to $20,000,000.  In order to draw on the borrowing base to $20,000,000, the Company agreed to an amendment of its credit agreement with WFEC (the “Credit Agreement”) whereby an existing $5,000,000 term loan from WFEC may not be pre-paid.

In addition, the Credit Agreement was also amended to permit the Company to issue a $2,000,000 subordinated note to Diversified Dynamics Corporation, an entity controlled by William Bruggeman, who is a greater than five percent (5%) owner of Cubic’s common stock.  As part of the consideration for the loan made pursuant to the subordinated note, the Company is granting to Diversified Dynamics Corporation a 0.375% (0.375 of one percent) net profits interest in the future production of hydrocarbons from its Louisiana properties, to be earned at the time of re-repayment of that indebtedness.  The subordinated note will be used for general corporate and working capital purposes.

Cubic Energy, Inc. is an independent company engaged in the development and production of, and exploration for, crude oil and natural gas.  The Company’s oil and gas assets and activity are concentrated primarily in Texas and Louisiana.

This press release includes statements, which may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital for development of mineral projects and other projects, dependency on pipelines in which to sell the Company’s natural gas it produces, reliance on third party contractors to aid in developing the production infrastructure and in the performance of well completion work, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release. There can be no assurance that any future activities and/or transactions mentioned in this press release will occur as planned.  Cubic can not guarantee any level of production from its wells.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-QSB

☒        Quarterly Report under Section 13 or 15(d) of The Securities Exchange Act of 1934

For the Quarterly Period Ended March 31, 2008

Commission File Number 0-9355

CUBIC ENERGY, INC.

(Exact name of small business issuer as specified in its charter)

Texas

87-0352095

(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

9870 Plano Road

Dallas, TX 75238

(Address of principal executive offices)

(972) 686-0369

(Issuer’s telephone number, including area code)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒   No ☐

Indicate by check mark whether the registrant is a shell company.

Yes ☐   No ☒

State the number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date:

As of May 9, 2008, the Company had 58,491,100 shares of common stock, $0.05 par value, outstanding.

Transitional Small Business Disclosure Format (Check one):  Yes ☐ No ☒

CUBIC ENERGY, INC.

i

PART I - FINANCIAL INFORMATION

Item 1.  Financial Statements

INDEPENDENT ACCOUNTANT’S REPORT

The Stockholders and Board of Directors

Cubic Energy, Inc.

We have reviewed the accompanying condensed balance sheets as of March 31, 2008, and the related condensed statements of operations and of cash flows of Cubic Energy, Inc. for the three-month and nine-month periods ended March 31, 2008 and 2007.  These financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the balance sheet of Cubic Energy, Inc. as of June 30, 2007, and the related statements of operations, stockholders’ equity and cash flows for the year then ended; and in our report dated September 26, 2007, we expressed an unqualified opinion on those statements.

PHILIP VOGEL & CO., PC

/s/ Philip Vogel & Co., PC

Certified Public Accountants

Dallas, Texas

May 12, 2008

CUBIC ENERGY, INC.

CONDENSED BALANCE SHEETS

	March 31, 2008	June 30, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$654,605	$3,122,273
Accounts receivable - trade	272,921	218,874
Prepaid drilling costs	—	721,136
Other prepaid expenses	778,714	231,232
Total current assets	1,706,240	4,293,515
Property and equipment:
Oil and gas properties, full cost method:
Proved properties (including wells and related equipment and facilities)	19,263,723	8,836,790
Unproven properties	9,225,923	6,827,341
Office and other equipment	14,672	12,886
Property and equipment, at cost	28,504,318	15,677,017
Less accumulated depreciation, depletion and amortization	2,828,449	2,011,015
Property and equipment, net	25,675,869	13,666,002
Other assets:
Deferred loan costs, net	106,733	148,724
Total other assets	106,733	148,724
	$27,488,842	$18,108,241
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$255,358	$51,664
Due to affiliates	1,212,010	1,635,055
Total current liabilities	1,467,368	1,686,719
Long-term liabilities:
Long-term debt, net of discounts	18,514,467	7,626,739
Total long-term liabilities	18,514,467	7,626,739
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock - $.01 par value, authorized 10,000,000 shares, issued none	—	—
Common stock - $.05 par value, authorized 100,000,000 shares, issued 57,679,371 shares at March 31, 2008 and 55,840,896 shares at June 30, 2007	2,883,970	2,792,046
Additional paid-in capital	26,818,080	25,325,429
Accumulated deficit	(22,195,043)	(19,322,692)
Stockholders’ equity	7,507,007	8,794,783
	$27,488,842	$18,108,241

The accompanying notes are an integral part of these statements.

CUBIC ENERGY, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended		Nine months ended
	March 31,		March 31,
	2008	2007	2008	2007
Revenues:
Oil and gas sales	$778,360	$77,601	$1,602,173	$295,970
Total revenues	$778,360	$77,601	$1,602,173	$295,970
Costs and expenses:
Oil and gas production, operating and development costs	390,361	176,427	811,973	365,002
General and administrative expenses	607,423	315,794	1,434,727	928,647
Depreciation, depletion and non-loan-related amortization	331,181	27,649	817,434	116,135
Total costs and expenses	1,328,965	519,870	3,064,134	1,409,784
Operating income (loss)	(550,605)	(442,269)	(1,461,961)	(1,113,814)

Non-operating income (expense):
Other income	6,906	21,064	36,062	25,595
Interest expense, including amortization of loan discount	(526,739)	(339,710)	(1,404,461)	(986,854)
Amortization of loan costs	(13,895)	(25,416)	(41,991)	(87,071)
Total non-operating income (expense)	(533,728)	(344,062)	(1,410,390)	(1,048,330)
Loss on debt extinguishment	—	(1,082,887)	—	(1,082,887)
Loss from operations before income taxes	(1,084,333)	(1,869,218)	(2,872,351)	(3,245,031)
Provision for income taxes	—	—	—	—
Net loss	$(1,084,333)	$(1,869,218)	$(2,872,351)	$(3,245,031)
Net loss per common share - basic and diluted	$(0.02)	$(0.03)	$(0.05)	$(0.07)
Weighted average common shares outstanding	57,095,686	54,474,168	56,469,645	48,658,491

The accompanying notes are an integral part of these statements.

CUBIC ENERGY, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended
	March 31,
	2008	2007
Cash flows from operating activities:
Net (loss)	$(2,872,351)	$(3,245,031)
Adjustments to reconcile net (loss) to cash provided (used) by operating activities:
Depreciation, depletion and amortization	1,247,152	156,764
Stock issued for compensation	496,006	351,500
Write-off of deferred loan costs	—	318,999
Write-off of note payable discount	—	1,145,359
Change in assets and liabilities:
(Increase) decrease in accounts receivable - trade	(54,047)	(6,689)
(Increase) decrease in other prepaid expenses	38,088	—
Increase (decrease) in accounts payable and accrued expenses	203,694	(79,881)
Increase (decrease) in due to affiliates	(326,572)	45,153
Net cash provided (used) by operating activities	(1,268,030)	(1,313,826)

Cash flows from investing activities:
Acquisition and development of oil and gas properties	(12,825,515)	(372,515)
Increase (decrease) in capital portion of due to affiliates	(96,473)	(964,106)
Purchase of office equipment	(1,786)	(1,029)
(Increase) decrease in advances on development costs	721,136	(1,147,580)
Decrease (increase) in restricted cash	—	401,723
Net cash provided (used) by investing activities	(12,202,638)	(2,083,507)

Cash flows from financing activities:
Issuance of common stock, net	503,000	6,465,000
Proceeds from credit facility	10,500,000	—
Issuance of convertible debt and warrants	—	5,000,000
Repayment of debt	—	(5,500,000)
Payment of note payable to affiliate	—	(1,300,000)
Loan costs incurred and other	—	(340,613)
Net cash provided (used) by financing activities	11,003,000	4,324,387

Net increase (decrease) in cash and cash equivalents	$(2,467,668)	$927,054
Cash and cash equivalents:
Beginning of period	3,122,273	259,157
End of period	$654,605	$1,186,211
Other information:
Cash interest paid	$1,016,712	$651,673

The accompanying notes are an integral part of these statements.

CUBIC ENERGY, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF MARCH 31, 2008

(Unaudited)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation:

The accounting policies followed by Cubic Energy, Inc., a Texas corporation (the “Company” or “Cubic”), are set forth in the Company’s financial statements that are a part of its June 30, 2007 Form 10-KSB and should be read in conjunction with the financial statements contained herein.

The financial information included herein as of March 31, 2008, and for the three-month and nine-month periods ended March 31, 2008, and 2007, have been presented without an audit, pursuant to accounting principles for interim financial information generally accepted in the United States of America, and the rules of the Securities and Exchange Commission.

The Company believes that the disclosures are adequate to make the information presented not misleading. The information presented reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of results for the periods.

Earnings per share:

The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share. SFAS No. 128 reporting requirements replace primary and fully-diluted earnings per share (EPS) with basic and diluted EPS. Basic EPS is calculated by dividing net income (available to common stockholders) by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

Stock issuance:

On August 27, 2007, two warrant holders of the Company exercised warrants for an aggregate of 200,000 shares of Company common stock, through the payment of an aggregate of $100,000 to the Company.

On September 17, 2007, a warrant holder of the Company exercised warrants for 25,000 shares of Company common stock, through the payment of $17,500 to the Company.

On October 22, 2007, two warrant holders of the Company exercised warrants for an aggregate of 250,000 shares of Company common stock, through the payment of an aggregate of $125,000 to the Company.

On December 21, 2007, four warrant holders of the Company exercised warrants for an aggregate of 115,000 shares of Company common stock, through the payment of an aggregate of $110,500 to the Company.

On January 17, 2008, a warrant holder of the Company exercised warrants for 100,000 shares of Company common stock, through the payment of $50,000 to the Company.

CUBIC ENERGY, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF MARCH 31, 2008

(Unaudited)

On February 1, 2008, 50,000 warrants were exercised by a warrant holder of the Company and 18,252 shares of Company common stock were issued utilizing a cashless exercise price of $1.55 per share, the closing price of the Company’s common stock on the prior trading day.

On March 7, 2008, 300,000 warrants were exercised by a warrant holder of the Company and 132,720 shares of Company common stock were issued utilizing a cashless exercise price of $1.75 per share, the closing price of the Company’s common stock on the prior trading day.

On March 13, 2008, a warrant holder of the Company exercised warrants for 200,000 shares of Company common stock, through the payment of $100,000 to the Company. On March 28, 2008 the same warrant holder exercised warrants for an additional 100,000 shares of Company common stock, through the payment of $50,000 to the Company.

Stock grants:

On December 29, 2005, the stockholders of the Company approved the 2005 Stock Option Plan (the “Plan”) and 3,750,000 shares of common stock were reserved, of which 2,408,500 shares have been issued through March 31, 2008.

On January 5, 2006, the Company issued 572,000 unregistered shares to the officers and directors of the Company pursuant to the Plan. As of such date, the aggregate market value of the common stock granted was $486,200 based on the last sale price on the OTC Bulletin Board of the Company’s common stock.  Such amount was amortized to compensation expense on a quarterly basis during calendar year 2006.  Accordingly, $121,550 was recorded as compensation expense and included in general and administrative expenses for each of the quarters ended September 30, 2006 and March 31, 2007.

On January 10 and January 18, 2007, the Company issued 489,500 and 52,500 unregistered shares, respectively, to the officers, directors, and key employees of the Company pursuant to the Plan.  As of such dates, the aggregate market value of the common stock granted was $391,600 and $42,000, respectively, based on the last sale price on the OTC Bulletin Board of the Company’s common stock.  Such amounts were amortized to compensation expense on a quarterly basis during calendar year 2007. An additional $30,000 was recorded when our former Chief Financial Officer resigned during fiscal 2007, with such amount representing the remaining unamortized portion of his January 10, 2007 stock grant. Accordingly, $93,400 was recorded as compensation expense and included in general and administrative expenses for the quarters ended September 30, 2007 and December 31, 2007.

On August 20, 2007, the Company issued 90,000 unregistered shares to an officer of the Company pursuant to the Plan, with such grant subject to vesting in quarterly installments over the following 12 months.  As of such date, the aggregate market value of the common stock granted was $103,500 based on the then market price on the OTC Bulletin Board of the Company’s common stock.  Such amount is being amortized to compensation expense on a quarterly basis during fiscal year 2008.  Accordingly, $12,937, $25,875 and $25,875 was recorded as compensation expense and included in general and administrative expenses for the quarters ended September 30, 2007, December 31, 2007 and March 31, 2008, respectively.

CUBIC ENERGY, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF MARCH 31, 2008

(Unaudited)

On January 31 and February 4, 2008, the Company issued 555,000 and 52,500 unregistered shares, respectively, to the officers, directors, and key employees of the Company pursuant to the Plan.  As of such dates, the aggregate market value of the common stock granted was $893,550 and $84,525, respectively, based on the then-market price on the OTC Bulletin Board of the Company’s common stock.  Such amounts are being amortized to compensation expense on a quarterly basis during calendar year 2008. Accordingly, $244,519 was recorded as compensation expense and included in general and administrative expenses for the quarter ended March 31, 2008.

Long-term debt:

February 2006 debt issue

On February 6, 2006, Cubic entered into a Credit Agreement with Petro Capital V, L.P. (“Petro Capital”) pursuant to which Petro Capital advanced to the Company $5,500,000. The indebtedness bore interest at a rate of 12.5% per annum, was scheduled to mature on February 6, 2009, and was secured by substantially all of the assets of the Company. $1,800,000 of the funded amount was used to retire the then outstanding 7% Senior Secured Convertible Debentures that were due December 31, 2009. In connection with the funding under the Credit Agreement, the Company issued to Petro Capital and Petro Capital Securities, LLC, warrants, with five-year expirations, for the purchase of up to 1,833,334 and 250,000 shares, respectively, of Company common stock at an exercise price of $1.00 per share.

The Company allocated the proceeds from the issuance of the senior debt to the warrants and the senior debt based on their relative fair market values at the date of issuance. The value assigned to the warrants of $1,203,752 was recorded as an increase in additional paid in capital. The assignment of a value to the warrants resulted in a loan discount being recorded. The discount was being amortized over the original three-year term of the senior debt as additional interest expense. Amortization for the quarter and nine months ended March 31, 2007 was $110,686 and $221,372, respectively.

Cubic incurred loan costs of $483,643 on the issuance of the senior debt and warrants. The amount allocable to the senior debt of $367,586 was capitalized and was being amortized over the term of the senior debt. Amortization of loan costs for the senior debt was $30,827 and $61,655 for the quarter and nine months ended March 31, 2007, respectively.

The senior debt was retired on March 5, 2007, with proceeds from a new senior debt issue, as set forth below.

March 2007 debt issue

On March 5, 2007, Cubic entered into a Credit Agreement with Wells Fargo Energy Capital, Inc. (“Wells Fargo”) providing for a revolving credit facility of $20,000,000 (the “Revolving Note”) and a convertible term loan of $5,000,000 (the “Term Loan”; and together with the Revolving Note, the “Credit Facility”).  The indebtedness bears interest at a fluctuating rate equal to the sum of the Wells Fargo Bank prime rate plus two percent (2%) per annum, matures on March 1, 2010, and is secured by substantially all of the assets of the Company.  Approximately $5,000,000 of the funded amount was used, together with cash on hand, to retire the Company’s previously outstanding senior debt that was due February 6, 2009, described above.

CUBIC ENERGY, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF MARCH 31, 2008

(Unaudited)

The Term Loan of $5,000,000 is convertible into 5,000,000 shares of Cubic common stock at a conversion price of $1.00 per share.  The Revolving Note is subject to a borrowing base (the “Borrowing Base”), initially set at $4,000,000, and is subject to periodic review. On September 7, 2007, Wells Fargo increased the Company’s Borrowing Base to $8,600,000 in order to fund the remaining drilling and casing costs of five wells drilled since the beginning of fiscal 2008, the drilling and casing costs of two new wells and the costs of installing a gathering/sales line and associated equipment in the Company’s Johnson Branch acreage in Caddo Parish, Louisiana. On November 19, 2007, Wells Fargo increased the Company’s Borrowing Base to $14,500,000 in order to fund the completion costs and casing of eight wells already successfully drilled and the drilling of four additional wells located in the Company’s Johnson Branch acreage. On May 8, 2008, Wells Fargo increased the Company’s Borrowing Base to $20,000,000 in order to fund the completion costs and casing of the four recently-drilled wells located in the Company’s Johnson Branch acreage (including two vertical wells drilled into the Bossier/Haynesville shales, at least one of which will be completed in the Haynesville shale formation) and the drilling of two additional wells located in the Company’s Bethany Longstreet acreage.

In connection with entering into the Credit Facility, the Company issued to Wells Fargo warrants, with five-year expirations, for the purchase of up to 2,500,000 shares of Company common stock at an exercise price of $1.00 per share.

The terms of the Credit Facility, among other things, prohibit the Company from merging with another company or paying dividends, and limit additional indebtedness, sales of certain assets and investments. Additionally, upon the repayment in full of the Revolving Note, the repayment in full or conversion of the Term Loan and upon confirmation of the title of Wells Fargo to such interest upon conveyance by the Company, the Company agreed to convey a net profits interest to Wells Fargo equal to 5% of Cubic’s net interest in its Louisiana properties.

On May 8, 2008, the Credit Facility with Wells Fargo was amended by the First Amendment to the Credit Agreement (the “First Amendment”). Material provisions of the First Amendment include the following: i) the Company may not prepay all or any part of the principal balance outstanding on the Term Loan prior to its maturity on March 1, 2010; and ii) until the next scheduled redetermination of the Borrowing Base (scheduled to be September 1, 2008), the amount of the Borrowing Base shall be $20,000,000.

The Company allocated the proceeds from the issuance of the debt to the warrants, the debt and net profits interest (see above) based on their relative fair market values at the date of issuance.  The value assigned to the warrants of $1,314,289 was recorded as an increase in additional paid in capital and the value assigned to the net profits interest of $213,148 was recorded as a credit to the full cost pool for oil and gas properties.  The assignment of a value to the warrants and net profit interest resulted in a loan discount being recorded.  The discount is being amortized over the original three-year term of the debt as additional interest expense.  Amortization for the quarter and nine months ended March 31, 2008 was $128,303 and $387,728, respectively. Amortization for the fiscal years ending June 30, 2008, 2009 and 2010 is expected to be $516,030, $514,620 and $342,610, respectively.

CUBIC ENERGY, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF MARCH 31, 2008

(Unaudited)

Cubic incurred loan costs of $240,613 on the issuance of the debt and warrants.  The amount allocable to the debt of $166,590 has been capitalized and is being amortized over the term of the debt.  Amortization for the quarter and nine months ended March 31, 2008 was $13,895 and $41,991, respectively; and for the fiscal years ending June 30, 2008, 2009 and 2010 is expected to be $55,886, $55,733 and $37,105, respectively.

Related-party transactions:

An affiliated company, Tauren Exploration, Inc. (“Tauren”), which is owned 100% by the Company’s President and Chief Executive Officer, Calvin Wallen III, owns a working interest in the wells in which the Company owns a working interest.  As of March 31, 2008 the Company was owed by Tauren $10,989 for miscellaneous capital expenditures and general and administrative expenses paid by the Company on Tauren’s behalf.  At June 30, 2007, the Company had owed Tauren $3,715 for miscellaneous capital expenditures and general and administrative expenses paid by Tauren on the Company’s behalf.

In addition, the wells in which the Company owns a working interest are operated by an affiliated company, Fossil Operating, Inc. (“Fossil”), which is owned 100% by the Company’s President and Chief Executive Officer, Calvin Wallen III.  As of March 31, 2008 and June 30, 2007, the Company owed Fossil $1,677,538 and $1,659,786, respectively, for drilling costs and lease and operating expenses, and was owed by Fossil $465,528 and $28,446, respectively, for oil and gas sales.

On May 6, 2008, the Company issued a subordinated promissory note in the amount of $2,000,000 to Diversified Dynamics Corporation, an entity controlled by William Bruggeman who, at the time of such transaction, was the beneficial owner of approximately 28.9% of the common stock of the Company. See “Subsequent Events” in “Item 2. Management’s Discussion and Analysis or Plan of Operation” elsewhere herein.

Subsequent events:

On April 1, 2008, 300,000 warrants were exercised by a warrant holder of the Company and 203,704 shares of Company common stock were issued utilizing a cashless exercise price of $3.04 per share, the closing price of the Company’s common stock on the prior trading day.

On April 1, 2008, a warrant holder of the Company exercised warrants for 100,000 shares of Company common stock, through the payment of $70,000 to the Company.

On April 2, 2008, 100,000 warrants were exercised by a warrant holder of the Company and 65,150 shares of Company common stock were issued utilizing a cashless exercise price of $2.80 per share, the closing price of the Company’s common stock on the trading day prior to receipt of the warrant holder’s subscription notice, which was March 31, 2008.

CUBIC ENERGY, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF MARCH 31, 2008

(Unaudited)

On April 2, 2008, 100,000 warrants were exercised by a warrant holder of the Company and 33,291 shares of Company common stock were issued utilizing a cashless exercise price of $2.92 per share, the closing price of the Company’s common stock on the trading day prior to receipt of the warrant holder’s subscription notice, which was April 1, 2008.

On April 8, 2008, 5,000 warrants were exercised by a warrant holder of the Company and 3,017 shares of Company common stock were issued utilizing a cashless exercise price of $2.46 per share, the closing price of the Company’s common stock on the prior trading day.

On April 10, 2008, 5,000 warrants were exercised by a warrant holder of the Company and 3,193 shares of Company common stock were issued utilizing a cashless exercise price of $2.70 per share, the closing price of the Company’s common stock on the prior trading day.

On April 16, 2008, 5,000 warrants were exercised by a warrant holder of the Company and 3,374 shares of Company common stock were issued utilizing a cashless exercise price of $3.00 per share, the closing price of the Company’s common stock on the prior trading day.

On April 18, 2008, a warrant holder of the Company exercised warrants for 325,000 shares of Company common stock, through the payment of $317,135 to the Company.

On April 21, 2008, a warrant holder of the Company exercised warrants for 75,000 shares of Company common stock, through the payment of $73,185 to the Company.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from the results discussed in the forward-looking statements. Generally, forward-looking statements include words or phrases such as “management anticipates,” “the Company believes,” “the Company anticipates,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation’s Reform Act of 1995.

The factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: (i) industry conditions and competition, (ii) the cyclical nature of the industry, (iii) domestic and worldwide supplies and demand for oil and gas, (iv) operational risks and insurance, (v) environmental liabilities which may arise in the future which are not covered by insurance or indemnity, (vi) the impact of current and future laws and government regulations, as well as repeal or modification of same, affecting the oil and gas industry and the Company’s operations in particular, (vii) production levels and other activities of OPEC and other oil and gas producers, and the impact that the above factors and other events have on the current and expected future pricing of oil and natural gas, and (viii) the risks described from time to time in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2007.

Item 2. Management’s Discussion and Analysis or Plan of Operation.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2008 Compared To Three Months Ended March 31, 2007:

Revenues

OIL AND GAS SALES increased 903% to $778,360 for the quarter ended March 31, 2008 from $77,601 for the quarter ended March 31, 2007 primarily due to higher gas volumes resulting from 16 wells being on-line in Louisiana in the 2008 quarter versus three in the 2007 quarter.

Costs and Expenses

OIL AND GAS PRODUCTION, OPERATING AND DEVELOPMENT COSTS (also referred to as “LEASE OPERATING EXPENSES” elsewhere herein) increased 121% to $390,361 (50% of oil and gas sales) for the 2008 quarter from $176,427 (227% of oil and gas sales) for the 2007 quarter primarily due to more wells being on-line in Louisiana, which resulted in: a $120,271 increase in salt water hauling and disposal costs; $78,070 in common facility expenses for production from the Company’s Johnson Branch wells, which did not occur in the prior year period; and a $36,506 increase in costs passed-through to the Company by the purchaser of the Company’s gas.  Such costs are deducted from the Company’s gross revenue by the purchaser and include, but are not limited to: costs to market the Company’s gas, compression fees, and the cost of fuel used by the purchaser to convey the Company’s gas.

GENERAL AND ADMINISTRATIVE EXPENSES (“G&A”) increased 92% to $607,423 for the 2008 quarter from $315,794 in the 2007 quarter as a result of: a $161,993 increase in non-cash stock compensation expense related primarily to appreciation of the Company’s common stock price and a 12% increase in the number of common shares granted versus the prior year period; a $29,587 increase in cash compensation expense resulting from an increase in the number of employees; and the following expenses, which occurred in the 2008 quarter but did not occur in the prior year quarter: $40,203 in marketing expenses; $30,000 in contracted professional services expenses related to management’s assessment of the Company’s internal controls over financial reporting required by Section 404(a) of the Sarbanes-Oxley Act of 2002; $21,131 in corporate fees related to the Company’s annual shareholders’ meeting; and $12,696 in expense for directors’ and officers’ insurance. These amounts were partially offset by a $15,998 decrease in legal fees compared to the 2007 quarter during which the Company incurred legal fees related to the transacting of the March 2007 debt issue.

DEPRECIATION, DEPLETION AND AMORTIZATION (“DD&A”) increased 1098% to $331,181 in the 2008 quarter from $27,649 in the 2007 quarter due to a $13,911,681, or 95%, increase in “Property and equipment, at cost” at March 31, 2008 as compared to March 31, 2007, which was a result of capital expenditures for the acquisition and development of additional oil and gas properties.

INTEREST EXPENSE increased 55% to $526,739 in the 2008 quarter from $339,710 in the 2007 quarter primarily due to an increase in debt (before discounts) to $19,500,000 at March 31, 2008 from $5,000,000 at March 31, 2007.  This increase resulted from the repayment of a $1,300,000 note held by Tauren on February 2, 2007 from the proceeds of a December 2006 equity offering, and the retirement of $5,500,000 of indebtedness held by Petro Capital V. L.P. on March 5, 2007 via the borrowing of $5,000,000 pursuant to the aforementioned Wells Fargo Credit Facility’s senior convertible term loan and subsequent draws of approximately $14,500,000 on a related revolving line of credit. The Credit Facility with Wells Fargo also resulted in a loan discount being recorded.  The discount is being amortized over the original three-year term of the debt as additional interest expense with $128,303 being recorded in the quarter ended March 31, 2008.

Nine Months Ended March 31, 2008 Compared To Nine Months Ended March 31, 2007:

Revenues

OIL AND GAS SALES increased 441% to $1,602,173 for the fiscal 2008 period from $295,970 for the fiscal 2007 period primarily due to higher gas volumes resulting from an average of approximately 11 wells being on-line in Louisiana in the fiscal 2008 period versus three in the fiscal 2007 period.

Costs and Expenses

OIL AND GAS PRODUCTION, OPERATING AND DEVELOPMENT COSTS (also referred to as “LEASE OPERATING EXPENSES” elsewhere herein) increased 122% to $811,973 (51% of oil and gas sales) for the fiscal 2008 period from $365,002 (123% of oil and gas sales) for the fiscal 2007 period primarily due to more wells being on-line in Louisiana, which resulted in: a $220,036 increase in salt water hauling and disposal costs; $78,841 in common facility expenses for production from the Company’s Johnson Branch wells, which did not occur in the prior year period; and a $147,718 increase in costs passed-through to the Company by the purchaser of the Company’s gas.  Such costs are deducted from the Company’s gross revenue by the purchaser and include, but are not limited to: costs to market the Company’s gas, compression fees, and the cost of fuel used by the purchaser to convey the Company’s gas.

GENERAL AND ADMINISTRATIVE EXPENSES (“G&A”) increased 54% to $1,434,727 for the fiscal 2008 period from $928,647 in the fiscal 2007 period as a result of: a $144,505 increase in non-cash stock compensation expense related primarily to appreciation of the Company’s common stock price and a 29% increase in the number of common shares granted versus the prior year period; a $105,900 increase in cash compensation expense resulting from an increase in the number of employees; a $46,231 increase in reserve report expenses; and the following expenses, which occurred in the fiscal 2008 period but did not occur in the prior year period: $112,500 in commitment fees related to borrowings on the Company’s Credit Facility’s Revolving Note; $30,000 in contracted professional services fees related to management’s assessment of the Company’s internal controls over financial reporting required by Section 404(a) of the Sarbanes-Oxley Act of 2002; $38,504 in marketing expenses; $38,088 in expense for directors’ and officers’ insurance; and, $21,131 in corporate fees related to the Company’s annual shareholders’ meeting. These increases were partially offset by a $45,543 decrease in legal fees due to non-recurrence of: the preparation of documents and filings related to a private placement of shares of the Company’s common stock in December 2006; and the transacting of the March 2007 debt issue.

DEPRECIATION, DEPLETION AND AMORTIZATION (“DD&A”) increased 604% to $817,434 in the fiscal 2008 period from $116,135 in the fiscal 2007 period due to a $13,911,681, or 95%, increase in “Property and equipment, at cost” at March 31, 2008 as compared to March 31, 2007, which was a result of capital expenditures for the acquisition and development of additional oil and gas properties.

INTEREST EXPENSE increased 42% to $1,404,461 in the fiscal 2008 period from $986,854 in the fiscal 2007 period primarily due to an increase in debt (before discounts) to $19,500,000 at March 31, 2008 from $5,000,000 at March 31, 2007.  This increase resulted from the repayment of a $1,300,000 note held by Tauren on February 2, 2007 from the proceeds of a December 2006 equity offering, and the retirement of $5,500,000 of indebtedness held by Petro Capital V. L.P. on March 5, 2007 via the borrowing of $5,000,000 pursuant to the aforementioned Wells Fargo Credit Facility’s senior convertible term loan and subsequent draws of approximately $14,500,000 on a related revolving line of credit. The Credit Facility with Wells Fargo also resulted in a loan discount being recorded. The discount is being amortized over the original three-year term of the debt as additional interest expense with $387,728 being recorded in the nine months ended March 31, 2008.

Liquidity and Capital Resources:

During the nine months ended March 31, 2008, the Company used cash flows from operating activities of $1,268,030.  Cash flow from operations is dependent on our ability to increase production through our development and exploratory activities and the price received for oil and natural gas.

The Company’s working capital decreased to $238,872 at March 31, 2008 from $2,606,796 at June 30, 2007, primarily due to capital expenditures of $12,825,515 related to the drilling of new wells and the aforementioned $1,268,030 use of cash from operating activities in the nine months ended March 31, 2008. These uses of cash were somewhat offset by the borrowing of $10,500,000 on the aforementioned revolving line of credit with Wells Fargo and $503,000 in proceeds from the issuance of stock, resulting from the exercise of warrants, during the nine months ended March 31, 2008.

The Company plans to fund its development and exploratory activities through cash provided from operations and utilization of its Credit Facility (see “Notes to Condensed Financial Statements – Long-Term Debt” elsewhere herein).

The Company cannot be certain that adequate funds will be available from operating cash flow and the Credit Facility to fully fund the projected capital expenditures for fiscal 2008.  Additionally, because future cash flows and the availability of borrowings are subject to a number of variables, such as prevailing prices of oil and gas, actual production from existing and newly-completed wells, the Company’s success in developing and producing new reserves, and the uncertainty with respect to the amount of funds which may ultimately be required to finance the Company’s development and exploration program, there can be no assurance that the Company’s capital resources will be sufficient to sustain the Company’s development and exploratory activities.

Although the Company believes it will be able to obtain funds pursuant to the above-mentioned alternatives, management cannot be assured that such capital resources will be available to the Company.  If we are unable to obtain such capital resources on a timely basis, the Company may curtail its planned development and exploratory activities.

During the month of January 2008, the Company completed and brought online for production six previously drilled wells and reached total drilling depth on two new wells in the Company’s Johnson Branch acreage in Caddo Parish, Louisiana.  On January 30, 2008, the Company announced that one of these two new wells, the Hudson 10 No. 1, was control flow drilled through the Bossier/Haynesville shales to a total depth of 11,650 feet, and that third-party mud logs showed a 1,100 foot interval of shale gas in the Hudson 10 No. 1 well. During the month of February 2008, the Company completed and brought online for production the two new wells drilled in the Company’s Johnson Branch acreage during the month of January 2008.

On March 28, 2008, the Company announced receipt of a report, prepared by an independent, petroleum engineering firm, delineating 2.5 trillion cubic feet of original gas in place (“OGIP”) in the Cotton Valley sandstones and Bossier/Haynesville shales in Cubic’s Johnson Branch acreage (comprising the majority of each of twelve 640-acre sections). The estimates received indicate OGIP for the Bossier/Haynesville shales ranges from 217 to 245 billion cubic feet (“BCF”) per section and OGIP of 20 BCF per section for the Cotton Valley sandstones. Cubic has a 49% working interest in its Johnson Branch acreage. The Company has not independently verified these estimates; therefore, no assurances can be made that these estimates are accurate or that the Company will be successful in achieving production consistent with these estimates.

As of May 9, 2008, the Company has successfully drilled 20 wells in its northwest Louisiana properties (eight in its Bethany Longstreet acreage in Caddo and DeSoto Parishes, and 12 in its Johnson Branch acreage in Caddo Parish). In its Johnson Branch acreage, Cubic has drilled twelve wells through the Cotton Valley, with three of these wells penetrating deeper through the Bossier/Haynesville shales.  To date, eight Johnson Branch wells have been completed as hydro-carbon producers in the Cotton Valley sandstones. Additionally, Cubic has eight producing wells in the Cotton Valley and Hosston formations of its Bethany Longstreet acreage.

Subsequent Events:

On May 6, 2008, the Company issued a subordinated promissory note in the amount of $2,000,000 (the “Subordinated Note”) to Diversified Dynamics Corporation (the “Lender”), an entity controlled by William Bruggeman who beneficially owns more than 5% of the common stock of the Company. As consideration for the loan made by Lender pursuant to the Subordinated Note, the Company agreed to convey to Lender, upon the repayment in full of the indebtedness evidenced by the Subordinated Note and the repayment in full of the senior indebtedness evidenced by the Credit Facility with Wells Fargo, an undivided 0.375% (0.375 of one percent) net profits interest in the future production of hydrocarbons from or attributable to Cubic’s net interest in its Louisiana properties. The proceeds of the Subordinated Note will be used for general corporate and working capital purposes.

Issuing the Subordinated Note required the consent of the holder of the Company’s senior indebtedness, Wells Fargo, which consent it granted on May 5, 2008. Subsequently, on May 8, 2008, the Credit Facility with Wells Fargo was amended by the First Amendment to the Credit Agreement (the “First Amendment”). Material provisions of the First Amendment include the following: i) the Company may not prepay all or any part of the principal balance outstanding on the Term Loan prior to its maturity on March 1, 2010; and ii) until the next scheduled redetermination of the Borrowing Base (scheduled to be September 1, 2008), the amount of the Borrowing Base shall be $20,000,000.

On May 8, 2008, Wells Fargo increased the Company’s Borrowing Base under the Revolving Note to $20,000,000 in order to fund the completion costs and casing of the four recently-drilled wells located in the Company’s Johnson Branch acreage (including two vertical wells drilled into the Bossier/Haynesville shales, at least one of which will be completed in the Haynesville shale formation) and the drilling of two additional wells located in the Company’s Bethany Longstreet acreage.

Item 3.  Controls and Procedures

Our principal executive and financial officers have concluded, based on their evaluation as of the end of the period covered by this report, that our disclosure controls and procedures under Exchange Act Rules 13a -15(e) and 15d-15(e) are effective to ensure that information we are required to disclose in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and include controls and procedures designed to ensure that information we are required to disclose in such reports is accumulated and communicated to management, including our principle executive and financial officers, as appropriate to allow timely decisions regarding required disclosure.  There were no changes in internal controls or other factors that could materially affect, or are reasonably likely to materially affect, these internal controls.

PART II – OTHER INFORMATION

Item 1.  Legal Proceedings

There are no legal proceedings to which the Company is a party or to which its properties are subject, which are, in the opinion of management, likely to have a material adverse effect on the Company’s results of operations or financial condition.

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds

On August 27, 2007, two warrant holders of the Company exercised warrants for an aggregate of 200,000 shares of Company common stock, through the payment of $100,000 to the Company.

On September 17, 2007, one warrant holder of the Company exercised warrants for 25,000 shares of Company common stock, through the payment of $17,500 to the Company.

On October 22, 2007, two warrant holders of the Company exercised warrants for an aggregate of 250,000 shares of Company common stock, through the payment of $125,000 to the Company.

On December 21, 2007, one warrant holder of the Company exercised warrants for 100,000 shares of Company common stock, through the payment of $100,000 to the Company; and an additional three warrant holders of the Company exercised warrants for an aggregate of 15,000 shares of Company common stock, through the payment of $10,500 to the Company.

On January 17, 2008, a warrant holder of the Company exercised warrants for 100,000 shares of Company common stock, through the payment of $50,000 to the Company.

On February 1, 2008, 50,000 warrants were exercised by a warrant holder of the Company and 18,252 shares of Company common stock were issued utilizing a cashless exercise price of $1.55 per share, the closing price of the Company’s common stock on the prior trading day.

On March 7, 2008, 300,000 warrants were exercised by a warrant holder of the Company and 132,720 shares of Company common stock were issued utilizing a cashless exercise price of $1.75 per share, the closing price of the Company’s common stock on the prior trading day.

On March 13, 2008, a warrant holder of the Company exercised warrants for 200,000 shares of Company common stock, through the payment of $100,000 to the Company. On March 28, 2008 the same warrant holder exercised warrants for an additional 100,000 shares of Company common stock, through the payment of $50,000 to the Company.

Aggregate proceeds to the Company of the aforementioned warrant exercises were $503,000, all of which have been or will be used for working capital purposes.  The aforementioned issuances were made in reliance upon an exemption from registration set forth in Regulation D and/or Section 4(2) of the Securities Act of 1993, as amended, which exempts transactions by an issuer not involving a public offering.

Item 4. Submission of Matters to a Vote of Security Holders

The Company held its Annual Meeting of Shareholders on March 28, 2008. As of February 13, 2008, the record date for the meeting, 57,246,651 shares of common stock were issued and outstanding. A quorum of 45,283,161 shares of common stock was present or represented at the meeting.

The following individuals were nominated and elected to serve as directors:

Calvin A. Wallen, III (Chairman), Jon S. Ross, Gene C. Howard, Herbert A. Bayer, and Bob L. Clements.

The Shareholders voted as follows on the following matters:

1)     Election of Directors. The voting results for each of the nominees were as follows:

	For		Withheld
Calvin A. Wallen, III	42,686,898	94.3%	2,596,303	5.7%
Gene C. Howard	45,095,220	99.6%	187,941	0.4%
Herbert A. Bayer	45,095,220	99.6%	187,941	0.4%
Bob L. Clements	45,095,220	99.6%	187,941	0.4%
Jon S. Ross	44,936,858	99.2%	346,303	0.8%

2)     Ratification of the Board of Directors’ selection of Philip Vogel as the Company’s independent registered public accountants for the fiscal year ending June 30, 2008. The voting results were as follows:

For	45,095,980	99.6%
Against	1,496	0.0%
Abstain	185,685	0.4%
Total Shares Voted	45,283,161	100.0%

Item 6.  Exhibits

10.1                           Subordinated Promissory Note dated May 6, 2008

10.2                           First Amendment to Credit Agreement with Wells Fargo Energy Capital dated May 8, 2008

31.1         Rule 13a-14(a)/15d-14(a) Certification

31.2         Rule 13a-14(a)/15d-14(a) Certification

32.1         Section 1350 Certification

32.2         Section 1350 Certification

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CUBIC ENERGY, INC.
(Registrant)

Date: May 13, 2008	By:	/s/ Calvin A. Wallen, III
Calvin A. Wallen, III, President and Chief Executive Officer

Date: May 13, 2008	By:	/s/ Scott D. Guffey
Scott D. Guffey, Chief Financial Officer (Principal Financial and Accounting Officer)

Exhibit 10.1

SUBORDINATED PROMISSORY NOTE

$2,000,000.00	May 6, 2008

FOR VALUE RECEIVED, CUBIC ENERGY, INC., a Texas corporation (“Debtor”) unconditionally promises to pay to the order of DIVERSIFIED DYNAMICS CORPORATION (together with its successors and assigns, “Lender”), without setoff, at its offices                                                                                    , or at such other place as may be designated by Lender, the principal amount of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00), or so much thereof as may be advanced from time to time in immediately available funds, together with interest computed daily on the outstanding principal balance hereunder, at an annual interest rate (the “Rate”), and in accordance with the payment schedule, indicated below.

1.             Rate.  The Rate shall be the lesser of (a) the MAXIMUM RATE, or (b): the PRIME RATE plus TWO PERCENT (2.00%) per annum.  The term “Prime Rate” means a variable rate of interest per annum equal to the prime rate as published from time to time in the “Bonds, Rates & Yields” table of The Wall Street Journal.  If the prime rate is no longer published in the “Bonds, Rates & Yields” table of The Wall Street Journal, then Lender will choose and notify Debtor of a substitute index that is based upon comparable information.  Notwithstanding any provision of this Note or any other agreement or commitment between Debtor and Lender, whether written or oral, express or implied, Lender shall never be entitled to charge, receive, or collect, nor shall amounts received hereunder be credited so that Lender shall be paid, as interest a sum greater than interest at the Maximum Rate. It is the intention of the parties that this Note, and all instruments securing the payment of this Note or executed or delivered in connection therewith, shall comply with applicable law.  If Lender ever contracts for, charges, receives or collects anything of value which is deemed to be interest under applicable law, and if the occurrence of any circumstance or contingency, whether acceleration of maturity of this Note, prepayment of this Note, delay in advancing proceeds of this Note, or any other event, should cause such interest to exceed the maximum lawful amount, any amount which exceeds interest at the Maximum Rate shall be applied to the reduction of the unpaid principal balance of this Note or any other indebtedness owed to Lender by Debtor, and if this Note and such other indebtedness are paid in full, any remaining excess shall be paid to Debtor.  In determining whether the interest exceeds interest at the Maximum Rate, the total amount of interest shall be spread, prorated and amortized throughout the entire term of this Note until its payment in full. The term “Maximum Rate” as used in this Note means the maximum nonusurious rate of interest per annum permitted by whichever of applicable United States federal law or Texas law permits the higher interest rate, including to the extent permitted by applicable law, any amendments thereof hereafter or any new law hereafter coming into effect to the extent a higher Maximum Rate is permitted thereby.   If at any time the Rate shall exceed the Maximum Rate, the Rate shall be automatically limited to the Maximum Rate until the total amount of interest accrued hereunder equals the amount of interest which would have accrued if there had been no limitation to the Maximum Rate.   To the extent, if any, that Chapter 303 of the Texas Finance Code, as amended, (the “Act”) is relevant to Lender for purposes of determining the Maximum Rate, the parties elect to determine the Maximum Rate under the Act pursuant to the “weekly ceiling” from time to time in effect, as referred to and defined in §303.001-303.016 of the Act; subject, however, to any right Lender subsequently may have under applicable law to change the method of determining the Maximum Rate.

2.             Accrual Method.  Interest on the indebtedness evidenced by this Note shall be computed on the basis of a THREE HUNDRED SIXTY (360) day year and shall accrue on the actual number of days elapsed for any whole or partial month in which interest is being calculated.  In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to the close of business on the business day received as provided herein.

3.             Rate Change Date.  The Rate will change each time and as of the date that the Prime Rate changes.

4.             Payment Schedule.  The outstanding principal balance of this Note, plus accrued and unpaid interest thereon shall be due and payable on the earlier of (i) the acceleration of the indebtedness hereunder; (ii) April 30, 2010, or (iii) such other date as may be established by a written instrument between Debtor and Lender, from time to time (the “Maturity Date”).  Accrued and unpaid interest on the outstanding principal balance of this

1

Note shall be due and payable monthly commencing on June 1, 2008 and continuing on the SAME day of each calendar month thereafter (or if no such corresponding date, on the LAST date of such calendar month).

5.             Net Profits Interest.

As consideration for the loans made by Lender pursuant to this Note, Debtor agrees to convey to Lender upon the repayment in full of the indebtedness evidenced by this Note and the repayment in full of the Senior Indebtedness, an undivided 0.375% (0.375 OF ONE PERCENT) net profits interest (the “Net Profits Interest”) in the future production of hydrocarbons from or attributable to Debtor’s interest in the Subject Properties (as that term is defined in the Assignment of Net Profits Interest by and between Debtor and Lender in the form attached hereto as Exhibit A) which conveyance shall be effective as of the date the indebtedness evidenced by this Note and the Senior Indebtedness is repaid in full and evidenced by an instrument substantially in the form attached hereto as Exhibit A.

Should Debtor elect, at any time subsequent to the conveyance of the Net Profits Interests, to sell its interest in any of the Subject Properties, then Debtor agrees to extend to Lender, by way of prompt written notice setting forth the terms of any such transaction, the right to sell the Net Profits Interests burdening the relevant Subject Properties to be sold by Debtor on the same terms (including, without limitation, price based on per unit of production) as those for the sale by Debtor.  Such right may be exercised at the sole discretion of Lender and, should Lender elect not to exercise such right, the Subject Properties so sold shall be conveyed by way of instrument(s) of conveyance made expressly subject to the Net Profits Interests and the provisions of this Note applicable thereto and shall remain subject to the Net Profits Interests.

6.             Prepayments.  Prepayments may be made in whole or in part at any time in whole or in part without premium or penalty.

7.             Event of Default.  Upon the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding of any jurisdiction relating to Debtor, the unpaid principal amount hereof shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note.

8.             Waiver.  The failure at any time of Lender to exercise any of its options or any other rights hereunder shall not constitute a waiver thereof, nor shall it be a bar to the exercise of any of its options or rights at a later date.  All rights and remedies of Lender shall be cumulative and may be pursued singly, successively or together, at the option of Lender.  The acceptance by Lender of any partial payment shall not constitute a waiver of any default or of any of Lender’s rights under this Note.  No waiver of any of its rights hereunder, and no modification or amendment of this Note, shall be deemed to be made by Lender unless the same shall be in writing, duly signed on behalf of Lender; each such waiver shall apply only with respect to the specific instance involved, and shall in no way impair the rights of Lender or the obligations of Debtor to Lender in any other respect at any other time.

9.             Applicable Law, Venue and Jurisdiction.  Debtor agrees that this Note shall be deemed to have been made in the State of Texas at Lender’s address indicated at the beginning of this Note and shall be governed by, and construed in accordance with, the laws of the State of Texas and is performable in the City and County of Texas indicated at the beginning of this Note.  In any litigation in connection with or to enforce this Note or any indorsement or guaranty of this Note, Debtor irrevocably consents to and confers personal jurisdiction on the courts of the State of Texas or the United States courts located within the State of Texas.  Nothing contained herein shall, however, prevent Lender from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available under applicable law.

10.          Partial Invalidity.  The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of this Note to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

2

11.          Binding Effect.  This Note shall be binding upon and inure to the benefit of Debtor and Lender and their respective successors, assigns, heirs and personal representatives, provided, however, that no obligations of Debtor hereunder can be assigned without prior written consent of Lender.

12.          Controlling Document.  To the extent that this Note conflicts with or is in any way incompatible with any other document related specifically to the loan evidenced by this Note, this Note shall control over any other such document, and if this Note does not address an issue, then each other such document shall control to the extent that it deals most specifically with an issue.

13.          COMMERCIAL PURPOSE.  DEBTOR REPRESENTS TO LENDER THAT THE PROCEEDS OF THIS LOAN ARE TO BE USED PRIMARILY FOR BUSINESS, COMMERCIAL OR AGRICULTURAL PURPOSES.  DEBTOR ACKNOWLEDGES HAVING READ AND UNDERSTOOD, AND AGREES TO BE BOUND BY, ALL TERMS AND CONDITIONS OF THIS NOTE.

14.          Collection.  If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity or in bankruptcy, receivership or other court proceedings, Debtor agrees to pay all costs of collection, including, but not limited to, court costs and reasonable attorneys’ fees.

15.          Notice of Balloon Payment.  At maturity (whether by acceleration or otherwise), Debtor must repay the entire principal balance of this Note and unpaid interest then due.

16.          WAIVER OF JURY TRIAL.  DEBTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM THAT RELATES TO OR ARISES OUT OF THIS NOTE OR THE ACTS OR FAILURE TO ACT OF OR BY LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS NOTE OR THE OTHER LOAN DOCUMENTS.

17.          Subordination.

This Note shall, to the extent and in the manner provided herein, be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness, as hereinafter defined.  Senior Indebtedness of any type or from any lender shall not be deemed to have been paid in full until the termination of all commitments or other obligations for such Senior Indebtedness, including under hedge agreements, and the payment in full in cash thereof (and for all purposes hereof the term “paid in full” or any variation thereof with respect to Senior Indebtedness shall mean that payment in full has been made in cash and that all commitments of the holders of the Senior Indebtedness shall have been terminated).

By accepting this Note, Lender hereof covenants and agrees that this Note shall be subject to the provisions of this section 17; and each person holding this Note, whether upon original issue or upon transfer or assignment hereof, accepts and agrees to be bound by such provisions.  This Note may not be transferred or assigned unless the transferee or assignee has acknowledged in a writing its acceptance of the provisions set forth in this section 17.  The provisions of this section 17 shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees under such provisions and the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.

The term “Senior Indebtedness” shall mean (a) the principal of, the premium, if any, and interest (including, without limitation, interest that accrues after the filing of a petition initiating any action or proceeding under the U.S. Bankruptcy Code or any other bankruptcy, insolvency or similar law or statute protecting creditors in effect in any jurisdiction, whether or not such interest accrues after the filing of such petition for purposes of the U.S. Bankruptcy Code or such other law or statute or is an allowed claim in any such action or proceeding (“Post-Petition Interest”)) on, and all other obligations, liabilities, fees, premiums, indemnifications, costs, expenses (whether for enforcement, protection of collateral or otherwise) or otherwise, whether secured or unsecured, in whole or in part, and whether outstanding on the date of this Note or hereafter created, incurred or assumed, with respect to, or created, governed or evidenced by the Credit Agreement dated as of March 5, 2007, by and among

3

Wells Fargo Energy Capital, Inc. (the “Senior Lender”) and Debtor (the “Senior Credit Agreement”) or any other related documents or any prior, concurrent, or subsequent notes, instruments or agreements or indebtedness, liability or obligations of any type or form whatsoever relating thereto, and (b) all deferrals, renewals, extensions, refinancings and refundings of any such indebtedness or any amendments, restatements, supplements or other modifications thereof.  Debtor and the holders of the Senior Indebtedness may amend or modify the Senior Credit Agreement or any related documents without the consent of Lender without impairing or releasing the subordination of the debt evidenced by this Note to the repayment of the Senior Indebtedness as set forth herein.

Until the prior payment in full of the Senior Indebtedness, Lender shall not receive or accept any payment from Debtor including, without limitation, payment of principal, interest, default interest or other fees or expenses; provided, however, so long as no Event of Default or Unmatured Event of Default (as such terms are defined in the Senior Credit Agreement) exists at the time of making such payment or immediately after giving effect Debtor can make regularly scheduled payments of interest to Lender.

Until the Senior Indebtedness has finally been paid in full, the holder of this Note will not take or omit to take any action or assert any claim with respect to the indebtedness evidenced by this Note or otherwise which is inconsistent with the provisions of section 17.  Until the Senior Indebtedness has been finally paid in full, the holder of this Note will not assert, collect or enforce the indebtedness evidenced by this Note or any part thereof or take any action to foreclose or realize upon such indebtedness or any part thereof.  Until the Senior Indebtedness has been finally paid in full in, the holder of this Note shall not have any right of subrogation, reimbursement, restitution, contribution or indemnity whatsoever from any assets of Debtor or any guarantor of or provider of collateral security for the Senior Indebtedness.  In no event shall this Note be accelerated while there is outstanding Senior Indebtedness.  Any payment collected or received by the holder of this Note in violation of this Section 17 shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness.

Interest shall continue to accrue on the principal balance of this Note at any time during which there exists an Event of Default or Unmatured Event of Default (as such terms are defined in the Senior Credit Agreement).

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

4

EXECUTED as of the date first written above.

DEBTOR:		ADDRESS:

CUBIC ENERGY, INC.		9870 Plano Road
Dallas, Texas 75238
By:	/s/ Calvin A. Wallen, III
Name:
Title:

5

EXHIBIT A

ASSIGNMENT OF NET PROFITS INTEREST

SEE ATTACHED.

6

EXHIBIT A

All of Assignor’s working interests in oil and gas leaseholds in Caddo Parish and Desoto Parish, Louisiana located in T15N, R16W; T14N, R16W; T16N, R15W; T15N, R15W; T14N, R15W; and T17N, R16W.

ASSIGNMENT OF NET PROFITS INTEREST

THIS ASSIGNMENT OF NET PROFITS INTEREST (“Assignment”) is dated and effective as of 7:00 a.m. Central Standard or Daylight Savings Time, as the case may be                          ,            (the “Effective Date”), and is from CUBIC ENERGY, INC., a corporation formed under the laws of the State of Texas (“Assignor”), with principal offices at 9870 Plano Road, Dallas, Texas 75238, to DIVERSIFIED DYNAMICS CORPORATION (“Assignee”), with principal offices at                                            .

1.

GRANTING PROVISION

For and in consideration of One Hundred and No/100 Dollars ($100.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does, subject to the terms and provisions of this Assignment, hereby SELL, ASSIGN, TRANSFER and SET OVER to Assignee, as a net profits interest (the “Net Profits Interest”), an undivided 0.375% (0.375 OF ONE PERCENT) interest in and to Assignor’s “Net Profits”, as that term is defined in Section 3.2 hereinbelow, attributable to all of Assignor’s right, title and interest in and to:

(a)                                  the oil, gas, and mineral leases and the leasehold estates created thereby and/or the lands covered thereby; the oil, gas and other minerals (regardless of the manner of extraction) in, on and under the lands; and all overriding royalty interests, net profits interests, production payment interests and other payments out of or measured by production in the lands; all as described more particularly on Exhibit A attached hereto and made a part hereof for all purposes; and in any lands pooled or unitized with any of the foregoing (collectively, the “Leases”, regardless of the actual character of any of the foregoing);

(b)                                 all oil, gas, other hydrocarbons, including casinghead gas, other liquid or gaseous substances produced in conjunction therewith or derived or manufactured therefrom and any other minerals (collectively, “Hydrocarbons”) produced, mined, otherwise extracted, saved, and marketed from or attributable to the Leases;

(c)                                  any agreements extending the term of any of the Leases or any renewal leases taken with respect to any of the Leases by Assignor or Assignor’s successors and assigns either while the relevant Lease or

Leases remain in force and effect or within six (6) months after the lapse of the relevant Lease or Leases; and

(d)                                 any and all other rights, titles, and interests in or with respect to all voluntary or compulsory pooling and unitization agreements or orders, farmout agreements, farmin agreements, operating agreements, Hydrocarbon purchase and sale agreements, and all other contracts of any kind whatsoever covering or affecting the production, extraction or marketing of Hydrocarbons from or attributable to the Leases (collectively, the “Property Agreements”), such undivided interest in and to the preceding items (a), (b), (c), and (d) being referred to hereinafter as the “Subject Properties”.

TO HAVE AND TO HOLD the Net Profits Interest, together with all rights and appurtenances thereto, unto Assignee and its successors and assigns forever, subject, however, to the further provisions of this Assignment.

This Assignment is made without warranty of title, either express or implied, except as to claims arising by, through or under Assignor, and is made with full transfer and subrogation of all rights and actions against all former owners of all or any part of the Subject Properties or any interest therein, and is made expressly subject to the following terms and provisions.

2.

GOVERNING DOCUMENTS

This Assignment is expressly made and accepted by Assignee subject to:  (a) all applicable local, state, and federal statutes, ordinances, rules, and regulations; (b) the terms and provisions of the Leases; and (c) the Property Agreements, if any.

3.

CALCULATION, CHARACTERISTICS, AND DISBURSEMENT

OF NET PROFITS INTEREST

3.1           For purposes of calculating the Net Profits Interest, Assignor shall maintain an account for the Subject Properties (the “Net Profits Account”) in accordance with the terms of this Assignment and good accounting practices that sets forth the charges and credits made thereto pursuant to this Assignment on a calendar month basis.  Assignor shall furnish to Assignee, within thirty (30) days after the end of each calendar month, commencing with that calendar month in which the Effective Date falls, a report, in form and substance reasonably satisfactory to Assignee, that sets forth the charges and credits made to the Net Profits Account through the end of the relevant calendar month.

3.2           The term “Net Profits” shall mean an amount (not less than zero) determined for each calendar month, commencing with that in which the Effective Date falls, by (a) deducting the aggregate of any negative balance existing in the Net Profits Account at the first of such month, plus the total charges properly made thereto during such month, from (b) the total credits properly made thereto during such month.  To the extent that the aggregate charges exceed aggregate credits at the end of any such month, such excess charges shall be carried forward to the succeeding month.  All Payments made to Assignee on account of the Net Profits Interest shall be made entirely and exclusively out of the sums credited to the Net Profits Account pursuant to Section 3.3 hereof.

3.3           Each calendar month commencing with that in which the Effective Date falls, the Net Profits Account shall be credited with an amount equal to the sum of:

(a)                                 the proceeds (or the market value of any proceeds not received in the form of cash or cash equivalents) actually received during such calendar month by Assignor from the sale or other disposition of all Hydrocarbons produced from or attributable to the Subject Properties after the Effective Date, after deducting therefrom those proceeds attributable to all royalties, overriding royalties, production payments, net profits interests, and other burdens upon, measured by, or payable out of production from or attributable to the Subject Properties that are outstanding in third parties immediately prior to the Effective Date;

(b)                                 monies received by Assignor attributable to any future contracts, forward contracts, swap, cap or collar contracts, option contracts, hedging contracts or other derivative contracts or similar agreements covering oil and gas commodities or prices with respect to Hydrocarbons produced from the Subject Properties;

(c)                                  monies received by Assignor under any “take-or-pay” or similar provision of any Property Agreement pertaining to the Subject Properties;

(d)                                 monies received by Assignor pursuant to any gas balancing agreement pertaining to the Subject Properties;

(e)                                the proceeds from the sale or rental of fixtures and equipment used with respect to the Subject Properties;

(f)                                  monies received by Assignor pursuant to a farmout of all or a portion of the Subject Properties;

(g)                               bottom hole contributions or payments made in connection with the Subject Properties;

(h)                               amounts received by Assignor as an adjustment of any or leasehold equipment upon the pooling or unitization of the Subject Properties;

(i)                                   amounts received by Assignor as a result of an expense audit of all or a portion of the Subject Properties;

(j)                                   the proceeds of all insurance collected by or on behalf of Assignor on account of its ownership of the Subject Properties as a consequence of the loss of or damage to the Subject Properties, the personal property or equipment located thereon or Hydrocarbons therefrom;

(k)                                amounts received by Assignor as a result of a refund of taxes previously paid on the Subject Properties;

(l)                                   the proceeds of all judgments and claims collected by Assignor as the result of damage or loss of the Subject Properties;

(m)                             rentals received by Assignor pursuant to subsurface Hydrocarbon storage or other reservoir use arrangements concerning the Subject Properties;

(n)                                any payments made to Assignor in connection with the drilling or deferral of drilling of any on the Subject Properties;

(o)                                any payments received by Assignor for processing or transporting third party Hydrocarbons;

(p)                                all delay rentals, shut-in payments, minimum royalties, and other payments made to Assignor in connection with the maintenance of any Hydrocarbon lease granted by Assignor and relating to the Subject Properties; and

(q)                                 any bonus or other consideration received by Assignor in connection with the grant by Assignor of any Hydrocarbon lease relating to the Subject Properties.

3.4           Each calendar month commencing with that in which the Effective Date falls, there shall be charged against the Net Profits Account an amount equal to the sum of the following items of cost and expense actually paid by Assignor during such calendar month from and after the Effective Date, insofar only as such items of cost and expense are attributable to the interest of Assignor in the Subject Properties, are properly allocable to the Subject Properties and the production and marketing of Hydrocarbons therefrom, have not previously been deducted in any remittance to Assignor and do not arise from or relate to gross negligence, willful misconduct or bad faith of Assignor:

(a)                                  All costs and expenses incurred in drilling, deepening, sidetracking, plugging-back, coring, testing, logging, completing, recompleting and equipping for production (including, without limitation, the cost of wellhead facilities, storage tanks, separators, pumping equipment, flow lines, salt water disposal equipment, and other similar production facilities) of the Subject Properties;

(b)                                 all costs and expenses incurred in the operation and maintenance of the Subject Properties and the production and marketing of Hydrocarbons therefrom, such items of cost to include, without limitation:  (i) all costs of complying with applicable local, state, and federal statutes, ordinances, rules, and regulations; (ii) all costs of lifting and producing Hydrocarbons from the Subject Properties, including all costs of labor, fuel, equipment (rental and purchase), repairs, hauling, materials, supplies, utility charges, and other costs incident thereto; (iii) all costs of gathering, compressing, dehydrating, separating, treating, processing, transporting, and marketing Hydrocarbons produced from the Subject Properties, including the costs of constructing and maintaining flow lines and gathering lines necessary in connection with gathering, processing and marketing production for the Subject Properties; (iv) all direct and indirect overhead charges and operating charges paid, pursuant to Property Agreements, to Fossil Operating, Inc. and any non-affiliated third party operator or operators of the Subject Properties or to others for services rendered in conducting operations thereon (provided, however, it being explicitly agreed that there shall not be charged against the Net Profits Account interest, fees, costs or charges for borrowed funds), (v) all delay rentals, shut-in payments, minimum royalties, and other payments made in connection with the maintenance of the Leases; (vi) the costs of all workover and other remedial servicing operations, to the extent not within the scope of the costs and expenses addressed in (a) above; (vii) the cost of all fluid injection, pressure maintenance, secondary recovery, recycling, and other enhanced recovery operations; (viii) the costs of plugging and abandoning any wells now or hereafter located on the Subject Properties that have once produced Hydrocarbons in paying quantities; and (ix) amounts paid under gas balancing agreements, farm-in agreements, bottom hole agreements and expense audits;

(c)                                  monies paid by Assignor attributable to any future contracts, forward contracts, swap, cap or collar contracts, option contracts, hedging contracts or other derivative contracts or similar agreements covering oil and gas commodities or prices with respect to Hydrocarbons produced from the Subject Properties;

(d)                                 the expenses of litigation, collections, liens, judgments, liquidated liabilities, and claims incurred and paid by Assignor on account of its ownership of the Subject Properties, or directly incident to the operation or maintenance thereof;

(e)                                  all taxes (except income taxes) paid by Assignor for the benefit of the parties hereto, including, without limitation, ad valorem, property, production, severance, gathering, windfall profit, occupation, and any other similar taxes assessed against or attributable to the Subject Properties or Hydrocarbons produced therefrom; provided, however, that if Assignee bears taxes individually which are not assessed against or attributable to the Subject Properties, the taxes which Assignee bears individually shall not be charged to the Net Profits Account;

(f)                                  insurance premiums paid by Assignor on account of its ownership of the Subject Properties for insurance directly relating to the Subject Properties or any part thereof, together with all expenditures incurred and paid in settlement of any and all losses, claims, damages, judgments and other expense, including legal services directly relating to the Subject Properties or operations thereon;

(g)                                 proceeds reclaimed from or returned by the Assignor as the result of the insolvency, bankruptcy, or reorganization of a purchaser of production which proceeds have been previously paid to Assignee; and

(h)                                 amounts payable by Assignor as an adjustment of any leasehold equipment upon the pooling or unitization of the Subject Properties.

3.5           Assignee shall never be personally responsible for the payment of any part of the costs and expenses charged against the Net Profits Account nor for any liabilities incurred in connection with the development, exploration, equipping, and operation of the Subject Properties.  Assignor hereby covenants and agrees to indemnify and to hold harmless Assignee, its agents, employees, successors and assigns from and against any and all such responsibility and liability, except to the extent such responsibility and liability arises out of the gross negligence or willful misconduct of Assignee.

3.6           As between Assignor and Assignee, Assignor shall have exclusive charge and control of the marketing of all Hydrocarbons allocable to the Net Profits Interest.  Assignor shall market the production allocable to the Net Profits Interest with and on the same terms as Assignor’s share of production from the Subject Properties and shall collect and receive the proceeds from the sale of all such production.

3.7           To the extent that, at the end of any calendar month after the Effective Date, there exists a credit balance in the Net Profits Account, Assignor shall disburse to Assignee, within thirty (30) days after the end of the relevant calendar month, all Net Profits that have accrued to the Net Profits Interest as of the end of such calendar month.

4.

GENERAL COVENANTS AND PROVISIONS

4.1           Assignor agrees, to the extent that Assignor controls such matters:  (a) to comply with the terms and provisions of the Leases; (b) to conduct, or to use reasonable efforts to cause to be conducted, all operations with respect to the Subject Properties with reasonable and prudent business judgment and in accordance with good oilfield practices, the provisions of the Leases, and all applicable federal, state, and local statutes, ordinances, rules, and regulations; (c) to cause all wells located on the Subject Properties to be operated in a good, prudent, and workmanlike manner and to cause all improvements and equipment necessary or useful to the operation thereof to be provided; and (d) otherwise to cause to be done all that a prudent operator would do with respect to the Subject Properties to the end that the Leases are maintained in full force and effect and each well located on the Subject Properties that is capable of producing Hydrocarbons in paying quantities shall be produced to maximize the return both to Assignor and Assignee.  Nothing herein contained shall obligate Assignor, however, to continue to operate any well when the well ceases to produce, or is not capable of producing, Hydrocarbons in paying quantities, but with the term “paying quantities” being determined without consideration of the Net Profits Interest.  Assignee and its representatives shall at the risk and expense of Assignee and to the extent permitted by Property Agreements, have access at all reasonable times to the Subject Properties and to all operations of Assignor related to the Subject Properties, and the right to observe all operations conducted thereon.  Assignor shall on reasonable request promptly furnish Assignee with any and all information in Assignor’s possession and pertaining to the Subject Properties.

4.2           Assignor agrees to at all times maintain true and correct books and records sufficient to determine the amounts payable to Assignee hereunder and such books and records shall be open to Assignee for inspection and audit upon reasonable notice during normal business hours.

4.3           Assignee hereby agrees that the owner of the Subject Properties shall have the right, without further approval by Assignee, to pool and unitize the Subject Properties and the lands affected thereby, or portions thereof, with other lands or leases to form one or more pooled units in accordance with the pooling authority granted in the Leases, any agreement subsequently obtained by the owner of the Subject Properties from any lessor with reference to pooling, and applicable rules and regulations of any State or Federal governmental authority having jurisdiction over the Leases (collectively, the “Jurisdictional Agencies”).  As to each unit so created, Assignee shall be entitled to receive, in lieu of the Net Profits Interest created herein with respect to the relevant Lease, either (a) that proportion of the Net Profits Interest that the amount of surface acreage affected thereby and placed in the relevant unit bears to the entire surface area of such unit, or (b) if participation in the relevant unit is determined by reference to factors other than the number of surface areas covered by each lease included therein, the portion of the Net Profits Interest attributable to the participation of the Subject Properties in the relevant unit.  In addition, if a Jurisdictional Agency orders the revision of any unit created subject hereto, Assignor and Assignee agrees to execute such additional documents as may be necessary to vest Assignee with title of record to an interest in and to the Leases or production therefrom, insofar as the Leases cover and relate to the relevant unit as so revised, consistent with the intents and purposes of this Assignment.

4.4           If any of the Leases covers an interest in the lands covered thereby less than the entire mineral estate therein (regardless of whether the relevant Lease purports to cover only the lessor’s interest therein), then, as to such Lease, the Net Profits Interest, insofar only as it affects and applies to Hydrocarbons produced from or attributable to such portion of the lands covered by such Lease, shall be payable to Assignee in the proportion that the mineral interest in such lands actually covered by the relevant Lease bears to the entire, undivided mineral estate in such lands.  Similarly, if Assignor owns less than the full leasehold estate in and to any of the Leases, then, as to such Lease, the Net Profits Interest, insofar only as it affects and applies to Hydrocarbons produced from or attributable to such

Lease, shall be payable to Assignee in the proportion that the aggregate leasehold interest in the relevant Lease actually owned by Assignor bears to the entire leasehold interest in and to such Lease.

4.5           All of the covenants of Assignor and Assignee herein contained shall be covenants running with the land, and this Assignment and the covenants herein contained shall inure to the benefit of and be binding upon the successors and assigns of Assignor and Assignee.

4.6           This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all counterparts shall constitute but one Assignment.

4.7           Should Assignor elect, at any time to sell its interest in any of the Subject Properties, then Assignor agrees to extend to Assignee, by way of prompt written notice setting forth the terms of any such transaction, the right to sell the Net Profits Interests burdening the relevant Subject Properties to be sold by Assignor on the same terms (including, without limitation, price based on per unit of production) as those for the sale by Assignor.  Such right may be exercised at the sole discretion of Assignee and, should Assignee elect not to exercise such right, the Subject Properties so sold shall be conveyed by way of instrument(s) of conveyance made expressly subject to the Net Profits Interests and the provisions of this Assignment applicable thereto and shall remain subject to the Net Profits Interests.

EXECUTED on the         day of               ,         , but effective as of the Effective Date.

ASSIGNOR:

CUBIC ENERGY, INC.
WITNESSES:
By:
Printed Name:
Title:

ASSIGNEE:

WITNESSES:	DIVERSIFIED DYNAMICS CORPORATION

By:
Printed Name:
Title:

STATE OF TEXAS	§
§
COUNTY OF	§

On this          day of                 ,          , before me appeared                                          , to me personally known, who, being by me duly sworn did say that he is the                            of Cubic Energy, Inc., a Texas corporation, and that said instrument was signed before me and in the presence of the two witnesses whose names are thereto subscribed as such, being competent witnesses, and who acknowledged in my presence and in the presence of said witnesses that he signed the said instrument on behalf of said corporation by authority of its board of directors and said                               acknowledged said instrument to be the free act and deed of said Cubic Energy, Inc.

Given under witness my hand and seal of office this            day of                         ,                 .

Notary Public in and for the
State of Texas
My Commission Expires:

(Printed Name of Notary Public)

STATE OF	§
§
COUNTY OF	§

On this          day of                         ,              , before me appeared                                       , to me personally known, who, being by me duly sworn did say that he is the                                          of Diversified Dynamics Corporation, and that said instrument was signed before me and in the presence of the two witnesses whose names are thereto subscribed as such, being competent witnesses, and who acknowledged in my presence and in the presence of said witnesses that he signed the said instrument on behalf of said corporation by authority of its board of directors and said                                           acknowledged said instrument to be the free act and deed of said Diversified Dynamics Corporation.

Given under witness my hand and seal of office this         day of                           ,            .

Notary Public in and for the
State of Texas
My Commission Expires:

(Printed Name of Notary Public

(Printed Name of Notary Public)

Exhibit 10.2

FIRST AMENDMENT TO

CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (the “First Amendment”) made and entered into the 8th day of May, 2008, by and between CUBIC ENERGY, INC., a Texas corporation, and WELLS FARGO ENERGY CAPITAL, INC., a Texas corporation.

W I T N E S S E T H:

WHEREAS, the above named parties did execute and exchange counterparts of that certain Credit Agreement dated as of March 5, 2007 (the “Agreement”) to which reference is here made for all purposes;

WHEREAS, the above named parties are desirous of amending the Agreement in the particulars hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties to the Agreement and agreements of the parties hereto as set forth in this First Amendment, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

As used herein, each term defined in the Agreement shall have the meaning assigned thereto in the Agreement and terms defined herein shall be incorporated into the Agreement unless expressly provided to the contrary.

1

ARTICLE II
AMENDMENTS

2.01                          The Agreement is hereby amended to add the following defined terms to Section 1.1 of the Agreement:

“Bethany Longstreet Wells” means two oil and gas wells to be drilled vertically by the Borrower and its industry partners to test the Haynesville Shale and which are located in Sections 5 and 7, T14N, R15W, Caddo Parish, Louisiana.

“Diversified Dynamics Note” means that certain Subordinated Promissory Note dated May 6, 2008 executed by the Borrower to the order of Diversified Dynamics Corporation in the principal amount of $2,000,000.00, a photocopy of which is attached hereto as Exhibit XVI.

“Johnson Branch Wells” means the following four oil and gas wells all located in Caddo Parish, Louisiana:

(a)	Hudson 10-1, Section 10, T15N, R16W;

(b)	Daniels 3-1, Section 3, T15N, R15W;

(c)	Bonomo 35-1, Section 35, T16N, R15W; and

(d)	Wilbanks 36-1, Section 36, T16N, R15W.

2.02                          The Agreement is hereby amended to substitute for the definition of “Subject Areas” the following:

“Subject Areas” means all of Caddo Parish, Louisiana and DeSoto Parish, Louisiana.

2.03                          The Agreement is hereby amended to substitute for the definition of “Subject Properties” the following:

“Subject Properties” means any Oil and Gas Properties of the Borrower in the Subject Areas. Any Oil and Gas Property hereafter acquired by the Borrower in the Subject Areas shall be a Subject Property at the time of such acquisition; provided that no Oil and Gas Properties acquired by Borrower in the Subject Areas following the date all of the

2

Debt evidenced by the Note is repaid in full and Lender has no further obligations to make Advances hereunder shall be considered Subject Properties under this Agreement.

2.04                          The Agreement is hereby amended to add the following subsections to the end of Section 2.4 of the Agreement, to wit:

(c)                                 On and after May 8, 2008 proceeds from Revolving Advances shall be used to pay or reimburse the Borrower for:

(i)                                    Completion Costs associated with the completion of the Johnson Branch Wells, provided, however, proceeds from Revolving Advances will not be used to pay or reimburse the Borrower for more than $2,700,000.00 of such Completion Costs; and

(ii)                                 Dry Hole Costs and Completion Costs associated with the drilling and completion of the Bethany Longstreet Wells, provided, however, proceeds from Revolving Advances will not be used to pay or reimburse the Borrower for more than $2,800,000.00 of such Dry Hole Costs and Completion Costs.

2.05                          The Agreement is hereby amended to substitute for Subsection 2.6(a) of the Agreement the following:

(a)                                 During the period from and after May 8, 2008 until the next scheduled redetermination of the Borrowing Base (scheduled to be September 1, 2008) in accordance with this Section 2.6, the amount of the Borrowing Base shall he $20,000,000.00.

2.06                          The Agreement is hereby amended to substitute for Subsection 2.12(a) of the Agreement the following:

(a)  The Borrower shall not have the right and option to prepay all or any part of the principal balance outstanding on the Term Note.

2.07                          The Agreement is hereby amended to substitute for Section 2.14 of the Agreement the following:

3

2.14                       Net Profits Interests.   As consideration for the Loans governed by this Agreement and in addition to interest accruing on principal evidenced by the Note, the Borrower agrees to convey to the Lender, as an additional charge, upon the repayment in full of the Debt evidenced by the Revolving Note and the repayment in full or conversion of the Debt evidenced by the Term Note and confirmation of the title of the Lender to such interest upon conveyance by the Borrower, an undivided five percent (5%) net profits interest in the future production of hydrocarbons from or attributable to the Subject Properties, which conveyance shall be effective as of the date the Debt evidenced by the Revolving Note is repaid in full and the Debt evidenced by the Term Note is repaid in full or converted and evidenced by an instrument substantially in the form attached hereto as Exhibit X.

Should the Borrower elect, at any time subsequent to the conveyance of the Net Profits Interests, to sell its interest in any of the Subject Properties, then the Borrower agrees to extend to the Lender, by way of prompt written notice setting forth the terms of any such transaction, the right to sell the Net Profits Interests burdening the relevant Subject Properties to be sold by the Borrower on the same terms (including, without limitation, price based on per unit of production) as those for the sale by the Borrower. Such right may be exercised at the sole discretion of the Lender and, should the Lender elect not to exercise such right, the Subject Properties so sold shall be conveyed by way of instrument(s) of conveyance made expressly subject to the Net Profits Interests and the provisions of this Agreement applicable thereto and shall remain subject to the Net Profits Interests.

2.08                          The Agreement is hereby amended to substitute for Section 6.1 of the Agreement the following:

6.1                              Other Debt of Borrower.   The Borrower will not incur, create, assume or suffer to exist any Debt except: (a) Loans hereunder, (b) unsecured current accounts payable incurred in the ordinary course of business, provided such accounts are paid timely or within ninety (90) days of the due date or are being Contested in Good Faith, (c) pursuant to Derivative Contracts required or allowed under this Agreement, (d) evidenced by the Diversified Dynamics Note or (c) other Debt not exceeding $250,000.00 in the aggregate at any one time.

The Borrower shall not repay any Debt, principal or interest, evidenced by the Diversified Dynamics Note; provided, however, so long as no Event of Default or Unmatured Event of Default exists or would

4

exist as a result thereof, the Borrower may make regularly scheduled interest payments accruing on the principal outstanding under the Diversified Dynamics Note.

2.09                          The Agreement is hereby amended to substitute for Section 6.7 of the Agreement the following:

6.7                              Sales of Property. Except for the obligation of the Borrower to convey a net profits interest to Diversified Dynamics Corporation pursuant to the Diversified Dynamics Note after the Debt evidenced by the Notes is repaid in full and the Lender is no longer obligated to make Advances, the Borrower will not sell, transfer or otherwise dispose of, in one or any series of transactions, any of the Subject Properties.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Borrower hereby expressly remakes in favor of the Lender all of the representations and warranties set forth in ARTICLE 4 of the Agreement, as amended hereby, and represents and warrants that all such representations and warranties remain true and unbreached, except as affected by the transactions contemplated in the Agreement.

ARTICLE IV
RATIFICATION

Each of the parties hereto does hereby adopt, ratify and confirm the Agreement, in all things in accordance with the terms and provisions thereof, as modified or amended by this First Amendment.

5

ARTICLE V
MISCELLANEOUS

5.01                          All references to the Agreement in any document heretofore or hereafter executed in connection with the transactions contemplated in the Agreement shall be deemed to refer to the Agreement as amended by this First Amendment.

5.02                          This First Amendment may be executed in two or more counterparts and multiple originals of such counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof. Any executed First Amendment or any counterpart thereof shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.03                          THE CREDIT AGREEMENT (AS AMENDED BY THIS FIRST AMENDMENT) AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OR PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

5.04                          THIS FIRST AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

[remainder of page intentionally left blank]

6

IN WITNESS WHEREOF, this First Amendment to Credit Agreement is executed as of the date first above written.

BORROWER:

CUBIC ENERGY, INC.

By:
Calvin A. Wallen III
President

LENDER:

WELLS FARGO ENERGY CAPITAL, INC.

By:
Gary Milavec
Senior Vice President

7

Exhibit 31.1

CERTIFICATION

Pursuant to Rule 13a-14(a) and 15d-14(a)

I, Calvin A. Wallen, III, certify that:

1.  I have reviewed this quarterly report on Form 10-QSB of Cubic Energy, Inc.

2.  Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report.

3.  Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report.

4.  The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a -15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

(b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) disclosed in this quarterly report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5.  The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the Audit Committee of the registrant’s Board of Directors (or persons performing the equivalent function):

(a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 13, 2008

Signature:	/s/ Calvin A. Wallen, III
Calvin A. Wallen, III, C.E.O.

Exhibit 31.2

CERTIFICATION

Pursuant to Rule 13a-14(a) and 15d-14(a)

I, Scott D. Guffey, certify that:

1.  I have reviewed this quarterly report on Form 10-QSB of Cubic Energy, Inc.

2.  Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report.

3.  Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report.

4.  The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a -15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

(b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) disclosed in this quarterly report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5.  The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the Audit Committee of the registrant’s Board of Directors (or persons performing the equivalent function):

(a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 13, 2008

Signature:	/s/ Scott D. Guffey
Scott D. Guffey, C.F.O.

Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Cubic Energy, Inc. (the “Company”) on Form 10-QSB for the period ending March 31, 2008 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, as C.E.O., certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 13, 2008

Signature:	/s/ Calvin A. Wallen, III
Calvin A. Wallen, III, C.E.O.

Exhibit 32.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Cubic Energy, Inc. (the “Company”) on Form 10-QSB for the period ending March 31, 2008 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, as C.F.O., certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 13, 2008

Signature:	/s/ Scott D. Guffey
Scott D. Guffey, C.F.O.